[Letterhead of Zi Corporation]

January 25, 2008

The Board of Directors
Zi Corporation
2100, 840 – 7th Avenue SW
Calgary, Alberta T2P 3G2
Canada

Ladies and Gentlemen:

I have acted as counsel to Zi Corporation, a corporation incorporated under the laws of the Province of Alberta (the “Corporation”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 7,583,693 common shares of the Corporation, without par value (the “Common Shares”) issuable pursuant to options, restricted stock awards and restricted stock unit awards granted or to be granted under the Corporation’s Stock Incentive Plan – 2007 (the “Plan”).

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purpose of the opinions set forth below.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies.  I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Corporation and of public officials.

Based on the foregoing, I am of the opinion that the Common Shares reserved for issuance in accordance with the Plan have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I am licensed to practice law only in the Province of Alberta and this opinion is based solely on the laws of the Province of Alberta, and the federal laws of Canada applicable therein, as in effect on the date hereof. This opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and for no other purpose. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ Jason Paul
Jason Paul
General Counsel
Zi Corporation